Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
AMERICAN HONDA RECEIVABLES LLC

This Limited Liability Company Agreement (together with the exhibits attached hereto, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of American Honda Receivables LLC, a Delaware limited liability company (the “Company”), dated March 28, 2011, is entered into by and among American Honda Finance Corporation, a California corporation, as the sole equity member (“AHFC” or the “Member”), and Raziur Rahman and Diana Urrego as Independent Managers (as such term is defined in Section 7.16 hereto).

WHEREAS, the Company is hereby formed upon the filing of its Certificate of Formation in the form attached hereto as Exhibit A with the Secretary of State of the State of Delaware on March 16, 2011 and the execution of this Agreement by the parties hereto.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”).  This Agreement shall become effective as of the date specified in the first paragraph hereof.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AHFC, intending to be legally bound, agrees to continue the Company in accordance with the Act and subject to the terms and provisions of this Agreement.

ARTICLE ONE
DEFINITIONS

Section 1.01.   Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)          “Act” means the Delaware Limited Liability Company Act, as codified in Title 6 of the Delaware Code §§ 18-101 et seq., as amended from time to time.

(b)          “Affiliate” shall have the meaning set forth in Section 7.16.

(c)          “Agreement” means this Limited Liability Company Agreement of the Company, as it may be amended, restated or supplemented from time to time.

(d)          “Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.

(e)          “Basic Documents” shall mean any sale and servicing agreement, pooling and servicing agreement, indenture, trust agreement, receivables purchase agreement, administration agreement, swap agreement, credit support agreement, custodial agreement, control agreement, note depositary agreement, note purchase agreement, underwriting agreement, registration statement, including a prospectus and forms of prospectus supplements relating to the Securities and any and all other documents or agreements relating to the issuance of Notes and Certificates, including all  documents and certificates delivered in connection with such agreements, as such agreements may be amended from time to time.

(f)           “Board” shall have the meaning set forth in Section 7.01.

(g)          “Capital Contributions” means the amount of all cash, money, and notes payable on demand and the agreed upon value of other property or services contributed by the Member to the Company.

(h)          “Certificates” shall have the meaning set forth in Section 3.02.

(i)           “Certificate of Formation” means the Certificate of Formation of the Company, including any restatements thereof or amendments thereto, which are filed with the Secretary of State.

(j)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations thereto.

(k)          “Company” means American Honda Receivables LLC, a Delaware limited liability company.

(l)           “Control” shall have the meaning set forth in Section 7.16.

(m)         “Covered Person” shall have the meaning set forth in Section 11.03.

(n)          “Fiscal Year” means the taxable year of the Member.

(o)          “Independent Manager” shall have the meaning set forth in Section 7.16.

(p)          “Managers” means such Persons that may be designated from time to time by the Member as managers of the Company to perform such functions for the Company as may be determined from time to time by the Member and for such term as shall be determined by the Member, each in such Person’s capacity as a manager of the Company. A Manager shall be deemed to be a “manager” of the Company within the meaning of the Act.

(q)          “Member Account” shall have the meaning set forth in Section 10.01.

(r)           “Member” means each Person who (i) is an initial signatory to this Agreement as a member of the Company, or (ii) has been admitted to the Company as a Member in accordance with this Agreement or is an assignee who has been admitted as a Member in accordance with this Agreement and (iii) has not ceased to be a Member pursuant to this Agreement or the Act, each in its capacity as a member of the Company; provided, however, the term “member” shall not include the Special Members.

(s)          “NRSRO” means any nationally recognized statistical ratings organization as defined in the Securities Exchange Act of 1934, as amended.

(t)           “Notes” shall have the meaning set forth in Section 3.02.

(u)          “Officers” means such Persons that may be designated from time to time by the Board as officers of the Company to perform such functions for the Company as may be determined from time to time by the Board and for such term as shall be determined by the Board pursuant to Article Eight of this Agreement.

(v)          “Permitted Merger” shall have the meaning set forth in Section 3.01.

(w)         “Permitted Transactions” shall have the meaning set forth in Section 3.02.

(x)          “Person” shall have the meaning set forth in Section 7.16.

(y)         “Rating Agency” shall mean any NRSRO which has been requested by the Company or its Affiliates to rate one or more outstanding classes of Securities and which is at the relevant time rating such class or classes of securities.

(z)          “Receivables” shall have the meaning set forth in Section 3.02.

(aa)        “Secretary of State” means the Secretary of State of the State of Delaware.

(bb)       “Securities” shall have the meaning set forth in Section 3.02.

(cc)       “Special Member” means, upon such person's admission to the Company as a member of the Company pursuant to Section 13.06, a person acting as Independent Manager, in such person's capacity as a member of the Company.  A Special Member shall only have the rights and duties expressly set forth in this Agreement.

(dd)       “Subsidiary” shall have the meaning set forth in Section 7.16.

(ee)       “Trust” shall have the meaning set forth in Section 3.02.

Section 1.02.   Other Definitional Provisions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular, (ii) references to this Agreement include all Exhibits hereto, (iii) references to words such as “herein” and “hereof” shall refer to this Agreement as a whole and not to any particular part, Article or Section hereof, (iv) references to an Article or Section such as “Article One” or “Section 1.01” shall refer to the applicable Article or Section of this Agreement, (v) the term “include” and all variations thereof shall mean “include without limitation”, (vi) the term “or” shall include “and/or.”

ARTICLE TWO
ORGANIZATION OF COMPANY

Section 2.01.   Principal Business Office.  The principal business office of the Company shall be located at 20800 Madrona Avenue, Torrance, California 90503 or such other location as may hereafter be determined by the Member.

Section 2.02.   Name, Office and Registered Agent for Purposes of Service of Process. The name of the Company shall be American Honda Receivables LLC, and its registered office, and initial registered agent for purposes of service of process, in Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware  19801, or such other place or agent as the Board may determine from time to time in accordance with the Act.

Section 2.03.   Execution, Delivery and Filing of Certificate. Paul C. Honda is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State on March 16, 2011. Upon the filing of the Certificate of Formation with the Secretary of State, his powers as an “authorized person” ceased, and the Member became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

ARTICLE THREE
PURPOSES

Section 3.01.   Purposes. Subject to Section 3.02 below, the purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act including but not limited to merging with American Honda Receivables Corp. (“AHRC”), a California corporation (the “Permitted Merger”).

Section 3.02.   Limitations on Purposes. Notwithstanding Section 3.01 above, the purpose of the Company is limited to the following purposes and activities incident and necessary or convenient to accomplish the following purposes:

(a)          (i) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance and otherwise deal with, receivables arising out of or relating to the financing or sale of new or used motor vehicles, including automobiles, motorcycles, light duty trucks and recreational vehicles, monies due thereunder, security interests in the motor vehicles financed thereby, proceeds from claims on insurance policies related thereto, and related rights (collectively, the “Receivables”) and transfer to, and/or act as depositor with respect to, one or more trusts (collectively, the “Trusts”); (ii) to acquire, dispose of, authorize, issue, sell and deliver one or more series of obligations, consisting of one or more classes of certificates (“Certificates”) or notes (“Notes”) or other evidences of indebtedness (collectively, together with the Certificates and the Notes, the “Securities”) that are collateralized by or evidence an interest in the Receivables; and (iii) to negotiate, authorize, execute, deliver and assume the obligations of any agreement relating to the activities set forth in clauses (i) and (ii) above, including but not limited to any Basic Document and any assignment and assumption agreement deemed desirable to facilitate the Permitted Merger, and to engage in any lawful activity which is incidental to the activities contemplated by any such agreement.

(b)          The Company is hereby authorized, by or through any Manager or any Officer on behalf of the Company, to execute, deliver and perform the Basic Documents and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of any Manager or any Officer to enter into other agreements on behalf of the Company in accordance with this Agreement. Further, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to accomplish or for the furtherance of the purposes set forth in this Section (such business activities and transactions specified in this Section 3.02 collectively referred to hereinafter as “Permitted Transactions”).

(c)          Notwithstanding any other provision of this Agreement (including Section 4.01) and without the need for any further act, vote or approval of any Person, (a) the Company is hereby authorized to merge with AHRC, with the Company as the surviving entity in such merger; and (b) the Company is hereby authorized to execute, deliver and perform, and any Manager or any Officer, acting individually, on behalf of the Company, is hereby authorized to execute, deliver and file (if necessary or desirable), all documents, agreements and certificates that such Manager or Officer determines are necessary, appropriate, proper, advisable, incidental or convenient to consummate the Permitted Merger (including, without limitation, any merger agreement and any certificate of merger (as an authorized person of the Company within the meaning of the Act)), and any other documents, agreements or certificates contemplated thereby or related thereto with respect to the Permitted Merger (all with such terms and conditions as such Manager or Officer shall approve; its approval to be conclusively, but not exclusively, evidenced by its execution of any such documents, agreements or certificates).  The foregoing authorization shall not be deemed a restriction on the powers of any Manager or Officer to enter into other agreements on behalf of the Company in accordance with this Agreement.

ARTICLE FOUR
CONDUCT OF BUSINESS

Section 4.01.   Conduct of Business.

(a)          Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall not, without 10 days notice to each Rating Agency, during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities, do any of the following;

(i)           create, incur or assume any indebtedness or issue any security or sell or transfer any receivables (including the Receivables) to a Trust or other Person which issues a security in respect of any such receivables unless the debt holders thereof (A) agree or are deemed to have agreed that the debt, liabilities  and obligations incurred, contracted for or otherwise existing with respect to such indebtedness shall be enforceable against the assets securing or collateralizing such indebtedness or security only, and not against the assets of the Company generally or against any other assets securing or collateralizing any other indebtedness or security of the Company, and (B) agree or are deemed to have agreed that to the extent such debt holders are deemed to have any interest in the assets the Company generally or any other assets collateralizing or securing any other indebtedness or security of the Company, their interest in those assets will be subordinate to claims or rights of such other debt holders to those assets and, further, that such agreement will constitute a subordination agreement for purposes of 510(a) of the Bankruptcy Code;

(ii)          so long as any outstanding debt of the Company or Securities are rated by a Rating Agency, the Company shall not issue notes or otherwise borrow money unless (A) such debt is rated by the Rating Agency the same or higher than the rating afforded such rated debt or Securities, or (B) such notes or borrowings are fully subordinated (and which shall provide for payment only after payment in respect of all outstanding rated debt and/or Securities), provided, however, that with respect to both (A) and (B) the Company shall not issue notes or otherwise borrow money unless such notes or borrowings are (i) nonrecourse against any assets of the Company other than the assets pledged to secure such notes or borrowings and (ii) does not constitute a claim against the Company if cash flow from the assets securing or collateralizing such indebtedness or security is insufficient to repay the debt, and in the event such indebtedness or security is deemed to constitute a claim against the Company generally or against any other assets securing or collateralizing any other indebtedness or security of the Company, such claim shall be subordinate to the claims of such other indebtedness or security to which those assets relates;

(iii)         become or remain liable, directly or contingently, in connection with any indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase, agreement to supply or advance funds, or otherwise, except in connection with Permitted Transactions;

(iv)         enter into any transaction or merger or consolidation with or into any other entity, or convey its properties and assets substantially as an entirety to any entity, other than with respect to the Permitted Merger or a Permitted Transaction, unless (A) the entity (if other than the Company) formed as a result of or surviving such consolidation or merger, or which acquires the properties and assets of the Company expressly assumes all of the Company’s obligations under the Basic Documents and (iii) is governed under a charter document containing provisions substantially identical to the provisions of 3.02 and 4.01 of this Agreement; (B) the Rating Agencies under the Basic Documents shall have received at least 10 days prior notice of any such merger, consolidation or sale of the assets during which time no Ratings Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities (C) such merger, consolidation or sale of assets will not conflict with any provisions of the Certificate of Formation; and (D) immediately after giving effect to such merger, consolidation or sale of assets, no default or event of default by or relating to the Company shall have occurred and be continuing under any material agreement to which the Company is a party;

(v)          become party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, lease or other undertaking, with the exception of the Basic Documents or any other documents relating to a Permitted Transaction; and

(vi)         amend, modify, alter, change or repeal any provision of Section 3.02 or 4.01 of this Agreement.

(b)         The Company shall at all times:

(i)           observe all limited liability company procedures required by this Agreement and such others, if any, as may be from time to time required by the Act;

(ii)          ensure that (x) the business and affairs of the Company are managed by or under the direction of the Board, (y) the Board shall have duly authorized all actions requiring such authorization and, (z) when required by law or by this Agreement, the Company shall have obtained the proper authorization for action from its Member;

(iii)         maintain the Company’s books, financial statements, accounting records and other limited liability company documents and records separate from those of the Member, any Affiliate thereof or any other entity;

(iv)         not commingle the Company’s assets with those of the Member or any Affiliate thereof except as contemplated in the Basic Documents, and all such assets will be maintained so that such assets are readily identifiable assets of the Company and not those of any other Person;

(v)          maintain its bank accounts, books of account and payroll (if any) separate from those of its Affiliates, the Member or any of the Member’s Affiliates or any other Person; and ensure that its funds and other assets shall at all times be readily distinguishable from the funds and other assets of its Affiliates, the Member and any of the Member’s Affiliates or any other Person or entity;

(vi)         act solely in its own name and through its own Managers and agents so as not to mislead others as to its identity or the identity of any Affiliate and correct any known misunderstanding regarding its separate identity, and conduct all oral and written communications of the Company, including without limitation letters, invoices, contracts, statements and applications solely in the name of the Company;

(vii)        not hold itself out as being liable for the debts of another and separately manage its liabilities from those of the Member or any Affiliate thereof and pay its own liabilities, including all administrative expenses, from its own separate assets, provided that the Member or any Affiliate thereof may pay certain of the organizational costs of the Company, and the Company shall reimburse the Member or any such Affiliate for its allocable portion of shared expenses paid by the Member or such Affiliate, and provided, further, that the Member may pay fees and expenses and indemnify parties pursuant to Section 4.01(d);

(viii)       maintain an arm’s length relationship with any Affiliates;

(ix)         not create, incur or assume any indebtedness or issue any security or sell or transfer any receivables (including the Receivables) to a Trust or other Person which issues a security in respect of any such receivables unless the debt holders thereof agree or are deemed to have agreed to not file or join in filing any involuntary bankruptcy petition against the Company prior to the end of the period that is one year and one day after all of the debt of the Company and all of the debt issued through the Trusts is paid in full and agree they will not cooperate with or encourage others to file an involuntary bankruptcy petition against the Company during the same period;

(x)          to the fullest extent permitted by law, operate in such a manner that it would not be substantively consolidated for purpose of applicable bankruptcy laws with any other entity;

(xi)         have a sufficient number of Managers and any other authorized agents to manage its operations;

(xii)        maintain adequate capital in light of its contemplated business operations;

(xiii)       pay the salaries of its own employees and its expenses, if any;

(xiv)       not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, nor permit the Member or any of its other Affiliates to guarantee or become obligated for any of the Company’s debts or hold out its credit as being available to satisfy any of the Company’s obligations;

(xv)        use separate stationery, invoices and checks;

(xvi)       except as contemplated by the Basic Documents, not pledge its assets for the benefit of any other Person or make loans or advances to any Person nor permit any other Person to pledge its assets for the benefit of the Company or to make any loans or advances to the Company;

(xvii)      not acquire obligations or securities of the Member or any of its Affiliates, except as contemplated by the Basic Documents; and

(xviii)     hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person.

(c)          The Company shall abide by all limited liability company formalities, including the maintenance of current minute books, and the Company shall cause its financial statements to be prepared in a manner that indicates the separate existence of the Company and its assets and liabilities. The Company shall not assume the liabilities of the Member or any Affiliate thereof, and shall not guarantee the liabilities of the Member or any Affiliate thereof. The Board of the Company shall make decisions with respect to the business and operations of the Company independent of, and not dictated by, the Member or any Affiliate thereof.

(d)          Notwithstanding any provision in this Agreement to the contrary, the Member in its own capacity, to the fullest extent permitted by law, (i) may pay fees and expenses of and indemnify trustees relating to the Trusts and (ii) may indemnify any underwriter, placement agent, initial purchaser for resale or other Person performing similar functions in connection with the issuance of any Securities.

ARTICLE FIVE
BANKRUPTCY OR INSOLVENCY RELATED PROVISIONS

Section 5.01.   Limitations on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not engage in any business or activity other than as set forth in this Agreement.

Section 5.02.   Unanimous Vote Required. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, any Officer or any other Person, the Company and the Member, the Board, any Officer or any other Person shall not be authorized or empowered, nor shall they permit the Company, without the prior affirmative vote of 100% of the Managers of the Company, including the Independent Managers, to do any of the following:

(a)          merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets, or acquire all or substantially all of the assets, capital stock or other ownership interest of any other corporation, company or entity, except for the Permitted Merger, the acquisition of the Receivables of AHFC and the sale of Receivables to one or more Trusts in accordance with the terms of Article Three herein, on which there shall be no restriction;

(b)          to the fullest extent permitted by applicable law, dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent,

(c)          consent to the institution of bankruptcy or insolvency proceedings against it,

(d)          file a voluntary bankruptcy petition or any other petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy,

(e)          consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or a substantial part of its property,

(f)           make a general assignment for the benefit of creditors,

(g)          admit in writing its inability to pay its debts generally as they become due, or

(h)          take any action in furtherance of the actions set forth in clauses (a) through (g) of this Section; provided, however, that the Managers may not vote on, or authorize the taking of, any of the actions set forth in clauses (a) through (g) of this Section, unless there are at least two (2) Independent Managers then serving in such capacity.

Section 5.03.   Waiver of Right to Reject Executory Contract. To the extent that this Agreement or any provision thereof is deemed by any court to be an executory contract, the Member hereby waives, to the fullest extent permissible by law, any right to reject any term of this Agreement in any bankruptcy proceeding.

Section 5.04.   Amendment of Bankruptcy Related Provisions. None of the provisions of this Article shall be amended, altered or repealed without the written consent of 100% of the Board, including the Independent Managers, and 10 days notice to each Rating Agency during which time no Rating Agency shall have notified the Company that such action might or would result in the qualification, reduction or withdrawal of the ratings it has currently assigned to any outstanding Securities.

ARTICLE SIX
CAPITAL CONTRIBUTIONS; BORROWINGS

Section 6.01.   Admission and Initial Contributions of Member. AHFC shall be admitted as a member of the Company at the time it (i) executes this Agreement or a counterpart signature page to this Agreement and (ii) is listed as a Member on Exhibit B attached hereto. The Member made the Capital Contribution set forth next to its name in Exhibit B upon the formation of the Company. No interest shall accrue on any Capital Contribution made to the Company.

Section 6.02.   Additional Contributions. The Member is not required to make any additional capital contributions to the Company. The provisions of this Agreement, including this Section, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and to the fullest extent permitted by law, no Member shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 6.03.   Resignations or Transfers. The Member shall not be entitled to be repaid any portion of its Member Account or resign from the Company or transfer its limited liability company interest in the Company without the consent of the Board or as otherwise provided in this Agreement. In the event of the Member’s resignation from the Company or transfer of its limited liability company interest in the Company, the Member shall, pursuant to the terms of this Agreement, designate a successor Member. Where such successor Member is not an Affiliate, admission shall be subject to the conditions set forth in Section 6.04. The Company shall notify each Rating Agency of any transfer of limited liability company interests or resignation of the Member. The Member’s resignation or transfer shall become effective upon the admission of a successor Member.

Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 6.04.   Additional Members. Additional Members may be admitted to the Company as Members of the Company with the written consent of the Member, ratification of 100% of the Board, including the Independent Managers and with prior written notice to each Rating Agency. The rights of any such additional Member shall be specified in an amendment or supplement to this Agreement executed by each current member. No other additional Members shall be admitted to the Company other than in accordance with the express terms of this Agreement.

ARTICLE SEVEN
MANAGEMENT

Section 7.01.   Board of Managers. Subject to the limitations contained in this Agreement and the Act, the business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the “Board”) designated by the Member.

Section 7.02.   Powers of the Board. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to the other provisions of this Agreement, the Board shall have the authority, on behalf of the Company, to do all things necessary or appropriate for the accomplishment of the purposes of the Company. Subject to the other provisions of this Agreement, the Board shall have full power to act for and to bind the Company to the extent provided by Delaware law.

Section 7.03.   Number. The authorized number of Managers of the Company shall be five, at least two of which shall be Independent Managers as defined in Section 7.16. The authorized number of Managers may be increased or decreased from time to time by the Board to a number not less than three nor more than seven, subject to the limitations contained in Sections 7.15 and 7.16.

Section 7.04.   Election and Tenure of Office. Each Manager shall hold office until the expiration of the term for which appointed by the Member and until a successor is designated and qualified or until such Manager’s death, resignation or removal.

Section 7.05.   Vacancies. Subject to Sections 7.15 and 7.16 of this Agreement, vacancies on the Board may be filled by the Member. The Member may at any time designate a Manager to fill any vacancy, and may designate additional Managers up to the numbers set forth in Section 7.03 and beyond that upon amendment of this Agreement to provide for additional Managers. A vacancy or vacancies shall be deemed to exist in case of the death, incapacity, resignation or removal of any Manager, or if the Board shall increase the authorized number of Managers.

Subject to Sections 7.15 and 7.16 of this Agreement, if the Board accepts the resignation of a Manager tendered to take effect at a future time, the Member shall have power to designate a successor to take office when the resignation becomes effective.

No reduction of the number of authorized Managers shall have the effect of removing any Manager prior to the expiration of his or her term of office.

Section 7.06.   Removal of Managers. Subject to Sections 7.15 and 7.16 of this Agreement, the entire Board or any individual Manager may be removed from office by the Member, pursuant to the terms of this Agreement.

Section 7.07.   Place of Meetings. Meetings of the Board shall be held at such place as may be designated for that purpose from time to time by the President. Managers of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment permitting all persons participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. Any meeting shall be valid, wherever held, if held with the written consent of such Managers of the Board necessary to approve such action, given either before or after the meeting and filed in the Company’s records.

Section 7.08.   Annual Meeting. The Board shall conduct an annual meeting, to be held following notice by the President.

Section 7.09.   Special Meetings – Notice. Special meetings of the Board for any purpose may be called at any time by the President or by any two Managers. Special meetings of the Board shall be held upon four days’ written notice or 48 hours notice given personally or by telephone, e-mail, facsimile or other similar means of communication. Any such written notice shall be addressed or delivered to each Manager at such Manager’s address as it is shown upon the records of the Company or may have been given to the Company by the Manager for purposes of notice or, if such address is not shown on records or is not readily ascertainable, at the place in which the meetings of the Board are regularly held.

Written notice by mail shall be deemed to have been given at the time a written notice is deposited in the United States mail, postage prepaid. Any personal notice shall be deemed to have been given at the time it is personally delivered to the recipient. Written notice by e-mail shall be deemed to have been given at the time it is actually transmitted by the person giving the notice by e-mail to the recipient.

Section 7.10.   Waiver. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the insufficiency of notice to such Manager at its commencement. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting.

Section 7.11.   Written Consent. Any action required or permitted to be taken by the Board may be taken without a meeting if such Managers necessary to approve such action pursuant to the terms of this Agreement shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a vote of such Managers. Any certificate or other document filed which relates to action so taken shall state that the action was taken by the written consent of the Board without a meeting and that this Agreement authorizes the Managers to so act. Such statement shall be the prima facie evidence of such authority. Except as otherwise expressly provided in this Agreement, any action required or permitted to be taken by the Board may be taken without a meeting if a majority of the Managers (excluding the Independent Managers) provide written consent.

Section 7.12.   Notice of Adjournment. Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if the time and place be fixed at the meeting adjourned.

Section 7.13.   Quorum. A majority of the authorized number of Managers as fixed in accordance with this Agreement shall be necessary to constitute a quorum for the transaction of business, and, subject to the provisions of this Agreement (including those that specify that approval by Independent Managers is required with respect to certain actions), the action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid as an act of the Company.

Section 7.14.   Fees and Compensation. Managers and Officers may receive such compensation and fees, if any, for their services, and such reimbursement for expenses, as may be determined by resolution of the Board.

Section 7.15.   Independent Managers. Of the authorized number of Managers provided in Section 7.03 hereof, the Board shall at all times have at least two individuals who are Independent Managers (as defined in Section 7.16) who are acting as Managers.  So long as any Securities are outstanding, this Section shall not be amended, altered or repealed without the written consent of 100% of the Board (including Independent Managers) with notice of such amendment provided promptly to each Rating Agency. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 5.02.  Except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Member and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Member or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.  To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.  No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have executed a counterpart to this Agreement.  In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager.  All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Managers shall otherwise have no authority to bind the Company.  No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 7.16.   Definitions of Certain Terms Used in Section 7.15. The following terms shall have the meanings set forth in this Section:

(i)           An “Independent Manager” shall be an individual who: (A) is not and has not been employed by AHFC or any of its subsidiaries (with the exception to any members of the Board of AHRC immediately prior to the Permitted Merger) or affiliates as a director, officer or employee within the five years immediately prior to such individual’s appointment as an Independent Manager, (B) is not (and is not affiliated with a company or a firm that is) a significant advisor or consultant to AHFC or any of its subsidiaries and affiliates; (C) is not affiliated with a significant customer or supplier of AHFC or any of its subsidiaries or affiliates; (D) is not affiliated with a company of which AHFC or any of its subsidiaries and affiliates is a significant customer or supplier; (E) does not have significant personal services contract(s) with AHFC or any of its subsidiaries or affiliates; (F) is not affiliated with a tax-exempt entity that receives significant contributions from AHFC or any of its subsidiaries or affiliates; (G) is not the beneficial owner at the time of such individual’s appointment as an Independent Manager, or any time thereafter while serving as an Independent Manager, of such number of shares of any classes of common stock of AHFC or any of its subsidiaries or affiliates the value of which constitutes more than 5% of such individual’s net worth; and (H) is not a spouse, parent, sibling or child of any person described by (A) through (G).

(ii)          An “affiliate” of a person, or a person “affiliated with,” a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

(iii)          The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

(iv)         The term “person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as currently in effect.

(v)          A “subsidiary” of AHFC shall mean any corporation a majority of the voting stock of which is owned, directly or indirectly, through one or more other subsidiaries, by AHFC.

(vi)         A person shall be deemed to be, or to be affiliated with, a company or firm that is a “significant advisor” or “consultant” to AHFC or any of its subsidiaries or affiliates” if he, she or it, as the case may be, received or would receive fees or similar compensation from AHFC or any of its subsidiaries or affiliates in excess of the lesser of (A) 3% of the consolidated gross revenues which AHFC and its subsidiaries received for the sale of their products and services during the last fiscal year of AHFC; (B) 5% of the gross revenues of the person during the last calendar year, if such person is a self-employed individual, and (C) 5% of the consolidated gross revenues received by such company or firm for the sale of its products and services during its last fiscal year, if the person is a company or firm; provided, however, that director’s fees and expense reimbursements shall not be included in the gross revenues of an individual for purposes of this determination.

(vii)        A “significant customer” of AHFC or any of its subsidiaries or affiliates” shall mean a customer from which AHFC and any of its subsidiaries or affiliates collectively in the last fiscal year of AHFC received payment in consideration for the products and services of AHFC and its subsidiaries or affiliates which are in excess of 3% of the consolidated gross revenues of AHFC and its subsidiaries during such fiscal year.

(viii)       A “significant supplier” of AHFC or any of its subsidiaries or affiliates” shall mean a supplier to which AHFC and any of its subsidiaries or affiliates collectively in the last fiscal year of AHFC made payments in consideration for the supplier’s products and services in excess of 3% of the consolidated gross revenues of AHFC and its subsidiaries during such fiscal year.

(ix)         AHFC or any of its subsidiaries and affiliates shall be deemed a “significant customer” of a company if AHFC and any of its subsidiaries and affiliates collectively were the direct source during such company’s last fiscal year of in excess of 5% of the gross revenues which such company received for the sale of its products and services during such fiscal year.

(x)           AHFC or any of its subsidiaries and affiliates shall be deemed a “significant supplier” of a company if AHFC and any of its subsidiaries and affiliates collectively received in such company’s last fiscal year payments from such company in excess of 5% of the gross revenues which such company received during such fiscal year for the sale of its products and services.

Section 7.17.   Amendment of Independent Manager Definition. So long as any Securities are outstanding, the definition of “Independent Manager” and Sections 7.15 and 7.16 of this Agreement shall not be amended, altered, changed or repealed without the written consent of 100% of the Board (including the Independent Managers) with  notice of such amendment provided promptly to each Rating Agency.

ARTICLE EIGHT
OFFICERS

Section 8.01.   Officers. The Officers of the Company shall be a president, a secretary and a chief financial officer/treasurer, which officers shall be elected by, and hold office at the pleasure of, the Board. The Company may also have, at the discretion of the Board, a Chairman of the Board, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers and such other officers as may be appointed in accordance with the provisions of this Agreement.

Section 8.02.   Election of Officers. After their election the Managers shall meet and organize by electing a President from their own number, a Secretary and a Treasurer, and any other officers determined to be necessary by the Board, who may, but need not, be Managers. Any two or more of such offices, except those of President and Secretary, may be held by the same person.

Section 8.03.   Tenure of Office. The tenure of office of all the officers of the Company shall be fixed by the Board.

Section 8.04.   Removal and Resignation. Any officer may be removed, either with or without cause, by the Board at any regular or special meeting or by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Board or to the President, or to the Secretary of the Company. Any such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.05.   Vacancies. A vacancy in any office because of death, incapacity, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in this Agreement for regular appointment to such office.

Section 8.06.   Chairman of the Board and President.

(a)           Chairman of the Board. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board, and exercise and perform such other powers and duties as may from time to time be assigned to him by the Board as prescribed by this Agreement.

(b)           President. The President shall be the chief executive officer of the Company and shall, subject to the control of the Board, have general supervision, direction and control of the business affairs of the Company. In the absence of the Chairman of the Board, he or she shall preside at all meetings of the Board. He or she shall be ex officio, a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties as may be prescribed by the Board or this Agreement.

Section 8.07.   Vice Presidents.

(a)           Senior Vice Presidents. The Senior Vice Presidents, if any, shall be the deputy chief executive officers of the Company and shall exercise such authority over the activities of the Company as prescribed by the President. In the absence or disability of the President, they shall, in the order designated by the President or the Board, perform the duties and exercise the powers of the President.

(b)           Vice Presidents. The Vice Presidents, if any, shall exercise authority over the activities of their assigned area of responsibility as prescribed by the President and under the overall direction and control of the President or Senior Vice Presidents.

Section 8.08.   Secretary. The Secretary shall keep, or cause to be kept, a book of minutes, including records of all Board actions, at the principal office or such other place as the Board may order, of all meetings of the Board, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Managers’ meetings, and the proceedings thereof.

The Secretary shall give, or cause to be given, notice of all the meetings of the Board required by this Agreement or by law to be given, and shall have such other powers and perform such other duties as may be prescribed by the Board or this Agreement.

Section 8.09.   Treasurer. The Treasurer shall receive and keep, or cause to be kept, all the funds of the Company, and in accordance with this Agreement, distribute cash to the Member or make any such payments as may be authorized by the Board.

Section 8.10.   Assistants. Any Assistant Secretary or Assistant Treasurer, respectively, may exercise any of the powers of Secretary or Treasurer, respectively, as provided in this Agreement or as directed by the Board, and shall perform such other duties as are imposed upon them by this Agreement or the Board.

Section 8.11.   Subordinate Officers. The Board may from time to time appoint such subordinate officers or agents as the business of the Company may require, and fix their tenure of office.

ARTICLE NINE
EXECUTIVE AND OTHER COMMITTEES

Section 9.01.   Executive and Other Committees. The Board may designate an executive committee, and such other committees as may be necessary from time to time, each consisting of two or more Managers and with such powers as it may designate, consistent with this Agreement and the Act. Such committees shall hold office at the pleasure of the Board.

ARTICLE TEN
MEMBER ACCOUNT; DISTRIBUTIONS

Section 10.01.   Member Account. A member account shall be maintained for the Member (a “Member Account”), into which any funds received by the Company shall be deposited.

Section 10.02.   Distributions.

(a)           The Company shall distribute to the Member such sums as the Board determines to be available for distribution and appropriate for distribution and not required to provide for current or anticipated Company needs. All distributions shall be made to the Member.

(b)           No distributions shall be declared and paid unless, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the sum of the Company’s liabilities.

(c)           Notwithstanding any other provision of this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate this Agreement, any Basic Documents, the Act or other applicable law.

ARTICLE ELEVEN
EXCULPATION OF LIABILITY; INDEMNIFICATION

Section 11.01.   Exculpation of Liability. To the fullest extent permissible under Delaware law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer of the Company.

Section 11.02.   Indemnification. Subject to the following sentences, the Company shall have the authority, to the maximum extent permitted by the Act and other applicable law, and hereby does indemnify each of its Managers, Officers, employees and agents to the fullest extent permissible under Delaware law and this Agreement. Subject to the preceding and following sentences, the Company shall indemnify its Officers and Managers against expenses, judgment, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an Officer or Manager of the Company, and shall advance to such Officer or Manager expenses incurred in defending any such proceeding to the maximum extent permitted by law. Notwithstanding the foregoing, if the Company has outstanding any securities rated by a Rating Agency, the Company’s obligation to pay any amount as indemnification or as an advancement of expenses (other than amounts received from insurance policies) shall be fully subordinated to payment of amounts then due on the rated securities and, in any case, (x) nonrecourse to any of the Company’s assets pledged to secure the rated securities, and (y) shall not constitute a claim against the Company to the extent that funds are insufficient to pay such amounts. For purposes of this section, an “Officer” or “Manager” of the Company shall mean any person who is an Officer or Manager of the Company, or is serving at the request of the Company as a director or officer of another corporation or other enterprise.

Section 11.03.   Fiduciary Duties. To the extent that, at law or in equity, a Member, Manager, or agent of the Company or a director, officer, employee or Affiliate of such person (each, a “Covered Person”) has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

ARTICLE TWELVE
CORPORATE RECORDS AND REPORTS – INSPECTION

Section 12.01.   Records. The Company shall maintain adequate and correct accounts, books and records of its business and properties. All of such books, records and accounts shall be kept at its principal place of business, as fixed by the Board from time to time. The Company shall maintain all records required pursuant to Section 18-305 of the Act at the Company’s principal place of business.

Section 12.02.   Inspection of Books and Records. All books and records provided for in the appropriate sections of the Act shall be open to inspection of the Member and each Manager from time to time and in the manner provided in said sections of the Act.

Section 12.03.   Certification and Inspection of Certificate of Formation and LLC Agreement. The original or a copy of the Company’s Certificate of Formation and this Agreement, as amended or otherwise altered to date, certified by the Secretary, shall be open to inspection by the Member and Managers of the Board of the Company, as provided for in the appropriate sections of the Act.

Section 12.04.   Checks, Drafts, etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Company, shall be signed or endorsed by such person or persons and in such manner as shall be determined from time to time by resolution of the Board.

Section 12.05.   Contracts, etc. - How Executed. The Board, except as otherwise provided in this Agreement, may authorize any Officer or Officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company. Every contract, note, mortgage, lease, deed or other instrument or agreement executed by any Officer or Officers shall be conclusive evidence that at the time of execution the Company was then in existence, that this Agreement had not theretofore been terminated or amended (unless otherwise stated) in any manner and that the execution and delivery of such instrument was duly authorized by the Board. Such authority may be general or confined to specific instances. Unless so authorized by the Board, no Officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement, or to pledge its credit, or to render it liable for any purpose or amount.

ARTICLE THIRTEEN
TERM OF COMPANY

Section 13.01.   Commencement. The term of the Company shall commence upon the filing of the Certificate of Formation with the Secretary of State.

Section 13.02.   Duration. The term of the Company shall continue perpetually, unless the Company is dissolved in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation in the manner required by the Act.

Section 13.03.   Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (i) upon unanimous written consent of the Member and 100% of the Managers, including the Independent Managers; (ii) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or (iii) the entry of a decree of judicial dissolution of the Company under §18-802 of the Act.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.03 and 6.04, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 6.03 and 6.04), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

Section 13.04.   Continuation of Company. The resignation, withdrawal, expulsion, insolvency or dissolution of the Member or the occurrence of any event that terminates the continued membership of the Member shall not, in and of itself, cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall, to the fullest extent permitted by law, be continued without dissolution as permitted by this Agreement and the Act. In the event the Member’s interest in the Company is terminated, provisions herein requiring the vote or consent of the Member shall no longer apply.

Section 13.05.   Bankruptcy or Insolvency of Member. Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member shall not cause the Member or a Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Section 13.06.   Admission of Special Member. Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee as a member of the Company, effective immediately prior to such transfer, or (ii) the resignation of the Member and the admission of a successor member of the Company, effective immediately prior to such resignation), each person acting as an Independent Manager pursuant to Article Seven shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to Article Seven; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member shall be a member of the Company that has no interest in the assets and capital of the Company and has no right to receive any distributions of Company assets. Each Special Member shall be entitled to the benefits of the exculpation from liability and indemnification provisions contained in Article Eleven. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Manager pursuant to Article Seven shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as an Independent Manager pursuant to Article Seven shall not be a member of the Company.

ARTICLE FOURTEEN
APPLICATION OF ASSETS

Section 14.01.   Application of Assets. Upon dissolution of the Company, the Company shall cease carrying on its business and affairs and shall commence winding up of the Company’s business and affairs and complete the winding up as soon as practicable. The Company’s affairs shall be concluded by the Managers. The assets of the Company may be liquidated or distributed in kind, as determined by the Managers, and the same shall first be applied to the satisfaction (whether by payment or the making of reasonable provision for payment) of the Company’s liabilities and then to the Members. If the assets of the Company shall not be sufficient to pay all of the liabilities of the Company, to the fullest extent permitted by law, no assets of the Company may be sold or disposed of without the written consent of all of the holders of outstanding Securities. To the extent that Company assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, then the Company may, as determined by the Managers, convey those assets to a suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof, subject to the Act, distributed to the Member at a future date. The legal form of the holding entity, the identity of the trustee or other fiduciary and the terms of its governing instrument shall be determined by the Managers.

Section 14.02.   Termination. The Company shall terminate when all the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Article and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Section 14.03. Claims of the Member. The Member shall look solely to the Company’s assets for the return of its Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Member shall not have recourse against the Company.

ARTICLE FIFTEEN
MISCELLANEOUS PROVISIONS

Section 15.01.   Amendment of Agreement. Amendments to this Agreement may be adopted, or this Agreement may be repealed or amended by majority vote of the Board at any annual or special meeting. Notwithstanding the foregoing, so long as any Securities are outstanding, Sections 6.03, 6.04, 7.15, 7.16, 7.17, 10.02, this Section 15.01 and Articles Three, Four, Five and Thirteen shall not be amended or repealed without obtaining the written consent of 100% of the Board, including the Independent Managers, or the further consents specified therein except (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 15.02.   Entire Agreement. This Agreement constitutes the entire Agreement between the parties and may be modified only as provided herein. No representations or oral or implied agreements have been made by any party hereto or its agent, and no party to this Agreement has relied upon any representation or agreement not set forth herein. This Agreement supersedes any and all other agreements, either oral or written, among the Company and its Member.

Section 15.03.   Further Execution. Upon request of the Company from time to time, the Member, Managers and Officers shall execute and swear to or acknowledge any amended Certificate of Formation and any other writing which may be required by any rule or law or which may be appropriate to the effecting of any action by or on behalf of the Company which has been taken in accordance with the provisions of this Agreement.

Section 15.04.   Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the Company or the Member or any other Person not a party to this Agreement. Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers, in accordance with its terms. In addition, notwithstanding any other provision of this Agreement, the Independent Managers shall be intended beneficiaries of this Agreement.

Section 15.05.   Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any security or the rights of the holders thereof.

Section 15.06.   Captions. All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 15.07.   Delaware Law to Control. This Agreement shall be governed by, and all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the internal laws of the State of Delaware without regard to any otherwise applicable principles of conflicts of laws.

Section 15.08.   Tax Treatment of Company. It is the Member's express intention that the Company be treated as a disregarded entity for purposes of federal, state, and local income taxes as well as franchise and all other taxes to the extent permitted by law.

Section 15.09.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

American Honda Finance Corporation, as
sole equity member

By:	/s/ Paul C. Honda
Name:	Paul C. Honda
Title:	Vice President, Assistant Secretary,
Compliance Officer

Acknowledged and agreed to by:

INDEPENDENT MANAGERS

/s/ Raziur Rahman
Name: Raziur Rahman

/s/ Diana Urrego
Name: Diana Urrego

EXHIBIT A

[Certificate of Formation]

EXHIBIT B

Member	Limited Liability Company Interest	Consideration
American Honda Finance Corporation	100%	$1,000.000